UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): December 11, 2008
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
ITEM 5.03. Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year
ITEM 5.05. Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics
ITEM 8.01. Other Events
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
Signatures
EX-10.1
EX-99.1

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective December 15, 2008, we entered into a new employment agreement with Patrick Walsh, who will serve as Chief Financial Officer and Chief Operating Officer of the Emmis Communications Corporation (the “company”), extending his employment through September 3, 2011. Additionally, our board of directors elected Mr. Walsh as a director of the company for a term expiring at the annual meeting of shareholders in 2009. Mr. Walsh, 41, has served as Executive Vice President and Chief Financial Officer of the company since September 4, 2006, previously serving as Senior Vice President and CFO of iBiquity Digital Corporation, the developer and licenser of HD Radio® technology. Prior to joining iBiquity, Mr. Walsh was a management consultant for McKinsey & Company, and served in various management positions at General Motors Acceptance Corporation and Deloitte & Touche LLP. He earned a Bachelor of Business Administration degree in accounting and finance from the University of Michigan and an MBA from Harvard Business School.
     Under the terms of his new employment agreement, Mr. Walsh’s annual base compensation for the first year of the employment agreement is $540,000 and is $556,200 for the remainder of the term. Mr. Walsh’s annual incentive compensation targets for fiscal years 2010, 2011, and 2012 are 100% of his base compensation. In the event that Mr. Walsh’s employment terminates upon expiration of the employment agreement, Mr. Walsh’s annual incentive compensation for fiscal year 2012 will be pro-rated based upon the 7 months he will have been employed during the 2012 fiscal year. The award of annual incentive compensation is to be based upon achievement of certain performance goals to be determined each year by our compensation committee and the company retains the right to pay any annual incentive compensation in cash or shares of our common stock.  For the current fiscal year, Mr. Walsh’s annual incentive compensation target will be $400,000, with $200,000 to be earned based upon the performance goals established in the spring under his prior contract, $100,000 to be earned depending upon whether the company meets certain radio station operating income targets during the fourth quarter, and the final $100,000 to be earned in the discretion of the compensation committee based upon Mr. Walsh’s performance in transitioning to his new position. On December 15, 2008, Mr. Walsh received an option to acquire 250,000 shares of our common stock.  In the event that Mr. Walsh continues to be employed as of September 3, 2009, his existing completion bonus of 20,000 shares of our common stock and $200,000 shall be awarded and paid as previously provided.  Mr. Walsh is also scheduled to receive a completion bonus upon the expiration of the agreement equal to at least 100% of his annual base compensation, with additional targets (inclusive of the minimum completion bonus amount) of $750,000 and $1,100,000 based upon certain levels of total shareholder return set forth in the employment agreement.  Mr. Walsh will receive an automobile allowance of $1,000 per month and will be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible.  The agreement remains subject to termination by our board of directors for cause (as defined in the agreement), and by Mr. Walsh for good reason (as defined in the agreement) upon written notice.  Mr. Walsh is entitled to certain termination benefits upon disability or death, and certain severance benefits.
ITEM 5.03. Amendment of Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The Board of Directors of Emmis Communications Corporation (the “company”) amended Section 3.2(a) of the Amended and Restated Code of By-Laws of the company to increase the number of directors from seven to eight. The amendment was effective December 15, 2008.
ITEM 5.05. Amendment to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
     On December 11, 2008, the Board of Directors of Emmis Communications Corporation granted a waiver of the Company’s Code of Ethics to permit Jeffrey H. Smulyan to sell up to 18,000 of his shares of Class A common stock in one or more private sales in order for him to take a tax loss on the shares before the end of the year.  The Company’s Code of Ethics prohibits all purchases and sales of Company securities when the trading window is closed under our Securities Trading  Policy (other than pursuant to a bona fide 10b(5)-1 plan).  However, Mr. Smulyan requested permission to effect one or more private transactions involving persons who would have access to the same non-public information as Mr. Smulyan in order to ensure that the transaction would not violate applicable securities laws.  Mr. Smulyan indicated that he had neither identified a purchaser nor definitively determined that he was going to effect a sale at all.  He merely requested an advance waiver. The Board of Directors authorized a waiver of the Code of Ethics to permit such a private transaction(s) for Mr. Smulyan provided that such purchaser held the shares until the trading window opened following the release of the Company’s November 30, 2008 financial statements.  The waiver also applies to an employee, officer or director, if any, who purchases the shares from Mr. Smulyan while the trading window is closed.
ITEM 8.01. Other Events.

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     On December 12, 2008, the company issued the attached press release announcing that it would not declare the January 15, 2009 quarterly dividend on it’s 6.25% Series A Cumulative Convertible Preferred Stock.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
 (c) Exhibits

EXHIBIT #	DESCRIPTION

10.1	Employment Agreement for Patrick M. Walsh.
99	Press Release.

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Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: December 15, 2008	By:	/s/ J. Scott Enright
J. Scott Enright, Senior Vice President,
Associate General Counsel and Secretary

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